Execution Version

AMENDMENT TO SUBADVISORY AGREEMENT

FOR AST WELLINGTON MANAGEMENT GLOBAL BOND PORTFOLIO OF

ADVANCED SERIES TRUST

Prudential Investments LLC (the "Manager") has changed its name to PGIM Investments LLC. All references to "Prudential Investments LLC" in the Subadvisory Agreement, dated as of May 6, 2015, shall refer to the new entity name, "PGIM Investments LLC".

The Manager and Wellington Management Company LLP (the "Subadviser") hereby agree to amend the Subadvisory Agreement by and among the Manager and the Subadviser, pursuant to which the Subadviser has been retained to provide investment advisory services to the AST Wellington Management Global Bond Portfolio, as follows;

1.Schedule A is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, PGIM Investments LLC and Wellington Management Company LLP have duly executed this Amendment as of the effective date of this Amendment.

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Senior Vice President

WELLINGTON MANAGEMENT COMPANY LLP

By: /s/ Steven Muson

Name: Steven Muson

Title: Senior Managing Director

Effective Date as Revised: June 1, 2020

Execution Version

SCHEDULE A

Advanced Series Trust

AST Wellington Management Global Bond Portfolio

As compensation for services provided by Wellington Management Company LLP (Wellington) for the AST Wellington Management Global Bond Portfolio (the Portfolio), PGIM Investments LLC will pay Wellington a subadvisory fee on the net assets managed by Wellington that is equal, on an annualized basis, to the following:

Portfolio Name	Subadvisory Fee for the Portfolio*

AST Wellington Management Global	0.19% of average daily net assets
Bond Portfolio

*In the event Wellington invests Portfolio assets in other pooled investment vehicles it manages or subadvises, Wellington will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to Wellington with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised: June 1, 2020